SECOND AMENDMENT TO LEASE

(Seaview Corporate Center)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 31st day of March, 2011, by and between AG/POP SEAVIEW CORPORATE, L.P., a Delaware limited partnership (“Landlord”) and THE ACTIVE NETWORK, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Seaview PFG, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of November 11, 2006 (the “Original Lease”), whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord certain office space containing 61,587 rentable square feet located on the entire first (1st) floor, second (2ni) floor, and third (3rd) floor (collectively, the “Existing Premises”) in that certain building located and addressed at 10182 Telesis Court, San Diego, California (the “Building”). Landlord is the successor-in-interest in the Lease to Original Landlord.

B. Landlord and Tenant entered into a First Amendment to Lease (“First Amendment”) dated October 31, 2010, whereby the term of the Lease was restated and the Existing Premises was expanded effective February 1, 2013 (the “6th Floor Expansion Commencement Date”) to include certain space containing 18,599 rentable square feet on the entire sixth (6th) floor of the Building (the “6th Floor Expansion Space”). The Original Lease, as modified by the First Amendment, shall herein be referred to as the “Lease”.

C. Landlord has obtained possession of the fifth (5th) floor Must Take Space, as defined in the First Amendment, and by this Second Amendment, Landlord and Tenant desire to modify the Lease to memorialize the expansion of the Existing Premises to include the Must Take Space as of the 5th Floor Expansion Commencement Date, defined below, and to otherwise modify the Lease as provided herein.

D. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

1. Expansion of the Existing Premises.

1.1. 5th Floor Expansion Space. That certain space containing 21,260 rentable square feet located on the entire fifth (5th) floor of the Building as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, and referred to in the First Amendment as the Must Take Space may be referred to herein as the “5th Floor Expansion Space.”

1.2. 5th Floor Early Occupancy. Tenant may, upon the 5th Floor Expansion Space delivery date, which is deemed to be April 1, 2011, enter the 5th Floor Expansion Space in order to install cables, phone and computer systems and/or furniture and equipment. Tenant shall be required to (i) provide insurance certificates evidencing Tenant’s compliance with the requirements of Article 10 of the Lease, as applicable to the 5th Floor Expansion Space, (ii) comply with, and cause Tenant’s employees, contractors and agents to comply with, all applicable laws, regulations, permits and other approvals applicable to such early entry work in the 5th Floor Expansion Space, (iii) not interfere with or delay in any manner, or allow Tenant’s employees, contractors or agents to interfere with or delay in any manner, the construction of any work (if any) performed by Landlord therein, and (iv) comply with all other terms and conditions of the Lease other than the payment of Base Rent.

1.3. 5th Floor Expansion Commencement Date and Term. Effective as of July 1, 2011 (“5th Floor Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 5th Floor Expansion Space. The term (“5th Floor Expansion Term”) of Tenant’s lease of the 5th Floor Expansion Space shall expire, unless sooner terminated or extended as provided in the Lease, on October 31, 2017 (“5th Floor Expansion Expiration Date”). Accordingly, effective upon the 5th Floor Expansion Commencement Date, the Existing Premises shall be increased to include the 5th Floor Expansion Space. Landlord and Tenant hereby stipulate and agree that such addition of the 5th Floor Expansion Space to the Existing Premises shall, effective as of the 5th Floor Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 82,847 rentable square feet (but subject to increase as of the 6th Floor Expansion Commencement Date). Effective as of the 5th Floor Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the 5th Floor Expansion Space.

1.4. 5th Floor Expansion Rent. Tenant shall commence to pay monthly Base Rent (in addition to all additional rent payable by Tenant) for the 5th Floor Expansion Space on the 5th Floor Expansion Commencement Date pursuant to the schedule below.

Period	Annual Base Rent	Monthly Base Rent	Monthly Base Rent Per RSF

*July 1,2011 - October 31,2011		$48,898.00	$2.30

*November 1,2011 - October 31,2012	$607,440.72	$50,620.06	$2.381

November 1,2012 - October 31,2013	$628,615.68	$52,384.64	$2.464

November 1,2013 - October 31,2014	$650,556.00	$54,213.00	$2.550

November 1,2014 - October 31,2015	$673,261.68	$56,105.14	$2.639

November 1, 2015 - October 31, 2016	$696,987.84	$58,082.32	$2.732

November 1,2016 - October 31,2017	$721,224.24	$60,102.02	$2.827

*	Subject to Base Rent Abatement below.

1.5. Base Rent Abatement. Notwithstanding anything above to the contrary, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Second Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent for the 5th Floor Expansion Space during the period from July 1, 2011 and continuing until November 30, 2011 (the “Base Rent Abatement Period”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Second Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this Second Amendment, that results in early termination pursuant to the provisions of Article 19 of the Original Lease, then as a part of the recovery set forth in Article 19 of the Original Lease, Landlord shall be entitled to the recovery of the Base Rent that was abated under the provisions of this Section 1.5.

2. Base Year and Tenant’s Share of Direct Expenses (and Electricity Costs). Effective as of the 5th Floor Expansion Commencement Date and continuing throughout the expiration or earlier termination of the Lease, (i) Tenant’s Share of Direct Expenses (and Electricity Costs) (including the Existing Premises and the 5th Floor Expansion Space) shall be 67.46% (but subject to increase upon the 6th Floor Expansion Commencement Date and in addition to the Building’s Share of Direct Expenses (and Electricity Costs) as defined in the Summary of the Lease). Effective as of the 5th Floor Expansion Commencement Date, the Base Year for the 5th Floor Expansion Space shall be the calendar year 2011.

3. Condition of the 5th Floor Expansion Space and Refurbishment Allowance.

3.1. Condition of the 5th Floor Expansion Space. Tenant hereby agrees to accept the 5th Floor Expansion Space in its “As-Is” condition and Tenant hereby acknowledges that Landlord, except as otherwise expressly provided in Section 3.2 below, shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 5th Floor Expansion Space.

3.2. Refurbishment Allowance. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to renovate the then-existing tenant improvements in the 5th Floor Expansion Space in accordance with this Section 3.2 and otherwise in accordance with Article 8 of the Original Lease. In connection therewith, Tenant shall, so long as no event of Default exists under the Lease, be entitled to a one-time tenant refurbishment allowance in the amount up to, but not exceeding, Ten Dollars ($10.00) per rentable square foot of the 5th Floor Expansion Space (i.e., up to, but not exceeding, Two Hundred Twelve Thousand Six Hundred Dollars ($212,600.00) based on 21,260 rentable square feet in the 5th Floor Expansion Space) (the “5th Floor Expansion Space Refurbishment Allowance”) for the costs relating to the design and construction of certain renovations to the then-existing tenant improvements in the 5th Floor Expansion Space that are to be permanently affixed to the 5th Floor Expansion Space (the “5th Floor Expansion Space Refurbished Improvements”). In no event shall Landlord be obligated to make disbursements under this Section 3.2 in a total amount which exceeds the 5th Floor Expansion Space Refurbishment Allowance. The disbursement of the 5th Floor Expansion Space Refurbishment Allowance shall be subject to the terms and conditions of Section 6.2 of the First Amendment and otherwise in accordance with Article 8 of the Original Lease.

4. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

5. No Further Modification. Except as set forth in this Second Amendment, ail of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	AG/POP SEAVIEW CORPORATE, L.P. a Delaware limited partnership

	By:	Pacific Office Management, Inc., a Delaware corporation

Its:

		By:	/s/ Michael Burer
		Name	Michael Burer
		Title:	CFO
Authorized Agent

“TENANT”	THE ACTIVE NETWORK, INC., a Delaware corporation

	By:	/s/ Scott Mendel
Name:
Title:

EXHIBIT “A”

OUTLINE OF 5th FLOOR EXPANSION SPACE